Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Daniel Briggs
Vice President, Finance and Investor Relations
(212) 907-6134

The BISYS Group, Inc.
(NYSE: BSG)
www.bisys.com

BISYS® REPORTS FISCAL FOURTH QUARTER RESULTS
– Revenue Increases Eight Percent to $267 Million –
– Record Cash from Operations of $65 Million –

NEW YORK, N.Y. (August 10, 2004) – The BISYS Group, Inc., a leading global provider of business process outsourcing solutions to the financial services sector, today reported the results of its fiscal fourth quarter and fiscal year ended June 30, 2004.

For the fiscal fourth quarter, BISYS reported net income of $18.0 million or $0.15 per diluted share, as compared to net income of $31.0 million or $0.26 per diluted share for the same period in fiscal 2003. Revenue for the quarter was $267.2 million, an increase of eight percent from $247.4 million in the same period last year. Cash from operations for the quarter reached a record-high of $65.1 million.

Reported results for the fourth quarter of fiscal 2004 include restructuring and other charges of $2.2 million or $0.02 per diluted share net of taxes, primarily for the integration, consolidation, and reorganization of certain business operations, particularly in the Company’s European Fund Services division and the Insurance and Education Services group. Excluding restructuring and other charges, pro forma net income was $20.2 million or $0.17 per diluted share for the fourth quarter of fiscal 2004.

According to Russ Fradin, BISYS’ president and CEO, “During our fourth fiscal quarter, we generated solid internal revenue growth of five percent compared to the year ago period and strong cash flow. Our largest business group, Investment Services, experienced strong revenue growth compared to the year ago period, and improved operating earnings on a sequential basis compared to our third fiscal quarter ended March 31, 2004. Our Information Services group performed well during the quarter, but was impacted, as expected, by the loss of a large client in the last quarter. While our Insurance and Education Services group has underperformed, principally because of the performance of our Life Insurance Services division, we are continuing to take the actions necessary to position the division for future growth. For the company in total, we believe that our continued revenue growth and strong cash flows demonstrate the fundamental strength of our business, and that our sound strategic positioning will provide opportunities for future growth.”

“We are also pleased to report that today we filed our amended Form 10-K for the 2003 Fiscal Year, and the required amended 10-Q filings. These filings complete the restatement of our financial results. We look forward, with these filings behind us, to continuing to focus on growing our businesses and serving our customers throughout fiscal 2005.”

BISYS reported net income of $63.6 million or $0.53 per diluted share for the year ended June 30, 2004 as compared to net income of $98.2 million or $0.81 per diluted share for the year ended June 30, 2003. Actual results for the year ended June 30, 2004 include restructuring, impairment and other charges of $23.5 million or $0.19 per diluted share net of tax, primarily for the integration, consolidation, and reorganization of certain business operations, particularly in the Company’s European Fund Services division and the Insurance and Education Services group. Actual results for the year ended June 30, 2003 include restructuring charges of $7.5 million or $0.06 per diluted share net of tax, related to the integration, consolidation, and relocation of certain business operations, primarily as a result of acquisition activity. Excluding restructuring, impairment and other charges, pro forma net income for the year ended June 30, 2004 was $87.1 million or $0.72 per diluted share as compared to pro forma net income of $105.8 million or $0.87 per diluted share for the same period last year. BISYS’ fiscal 2004 annual revenue increased to $1,037.3 million, up 11 percent over fiscal 2003 annual revenue of $933.6 million. Cash from operations for fiscal 2004 was $204.3 million, an increase of $33.1 million, or 19 percent, over the previous fiscal year.

The Company has included internal revenue growth, as well as the above pro forma information concerning restructuring, impairment and other charges, to assist investors in analyzing BISYS’ results of operations. The Company has elected to provide this information to enable investors to perform meaningful comparisons of past, present and future operating results and as a means to emphasize the results of core ongoing operations.

About BISYS

The BISYS Group, Inc. (NYSE: BSG), headquartered in New York City, provides business process outsourcing solutions that enable investment firms, insurance companies, and banks to capitalize on convergence by entering new segments of the financial services industry. BISYS currently supports more than 22,000 domestic and international financial institutions and corporate clients through three business units. Its Investment Services group provides administration and distribution services for approximately 380 clients, representing more than 2,200 mutual funds, hedge funds, private equity funds, and other alternative investment products with approximately $750 billion in assets under administration. BISYS’

largest group also provides retirement services to more than 18,000 companies in partnership with 40 of the nation’s leading banks and investment management companies, and offers analytical research and competitive information through its Financial Research Corporation (FRC) subsidiary. Through its Insurance and Education Services group, BISYS is the nation’s largest independent distributor of life insurance and the premier provider of the support services required to sell traditional and variable life, long-term care, disability, and annuity products. BISYS is also the nation’s second largest independent wholesale distributor of commercial property/casualty insurance. This group complements its insurance distribution services with a comprehensive compliance management solution that supports insurance and investment firms and professionals with approximately 350 certification and continuing education training courses, and a sophisticated suite of products and services that automate the entire licensing process. BISYS’ Information Services group supports approximately 1,450 banks, insurance companies, and corporations with industry-leading information processing and imaging solutions, turnkey asset retention solutions, and specialized corporate banking solutions. Additional information is available at www.bisys.com.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including but not limited to economic, competitive, governmental and technological factors affecting the Company’s operations, markets, services and related products, prices and other factors discussed in the Company’s periodic filings with the Securities and Exchange Commission.

THE BISYS GROUP, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

	THREE MONTHS ENDED		YEAR ENDED
	JUNE 30,		JUNE 30,
Statement of Operations Data:	2004	2003	2004	2003

Revenues	$267,155	$247,412	$1,037,302	$933,639

Operating cost and expenses:
Service and operating	169,962	144,488	657,981	554,351
Selling, general and administrative	53,147	45,657	197,346	176,728
Amortization of intangible assets	7,244	5,348	26,978	18,822
Restructuring, impairment and other charges	3,509	—	29,099	12,079

Total expenses	233,862	195,493	911,404	761,980

Operating earnings	33,293	51,919	125,898	171,659
Interest income	347	297	1,345	1,475
Interest expense	(4,909)	(4,718)	(19,049)	(18,146)

Income before income taxes	28,731	47,498	108,194	154,988
Income taxes	10,702	16,458	44,614	56,745

Net income	$18,029	$31,040	$63,580	$98,243

Basic earnings per share	$0.15	$0.26	$0.53	$0.82
Diluted earnings per share	$0.15	$0.26	$0.53	$0.81
Weighted average shares outstanding	120,205	119,618	119,872	119,597
Weighted average equivalent shares outstanding	120,822	121,306	120,890	121,721

	THREE MONTHS ENDED		YEAR ENDED
	JUNE 30,		JUNE 30,
Pro forma:	2004	2003	2004	2003

Reported net income	$18,029	$31,040	$63,580	$98,243
Addback:
Restructuring, impairment and other charges, net of tax	2,202	—	23,471	7,549
Pro forma net income	$20,231	$31,040	$87,051	$105,792
Diluted earnings per share:
Reported net income	$0.15	$0.26	$0.53	$0.81
Addback:
Restructuring, impairment and other charges, net of tax	0.02	—	0.19	0.06
Pro forma net income	$0.17	$0.26	$0.72	$0.87

THE BISYS GROUP, INC.
SUMMARY CONSOLIDATED FINANCIAL DATA
(Unaudited)
(In thousands)

	THREE MONTHS ENDED		YEAR ENDED
	JUNE 30,		JUNE 30,
Business Segment Data:	2004	2003	2004	2003

Revenues:
Investment Services	$147,515	$130,684	562,192	498,531
Insurance and Education Services	65,001	60,770	255,125	220,055
Information Services	54,639	55,958	219,985	215,053

Total	$267,155	$247,412	$1,037,302	$933,639

Operating earnings (loss)*:
Investment Services	$18,717	$23,433	69,621	$77,556
Insurance and Education Services	9,810	16,781	49,163	68,225
Information Services	15,557	17,378	60,183	59,387
Corporate	(7,282)	(5,673)	(23,970)	(21,430)

Total	$36,802	$51,919	$154,997	$183,738

* Excludes the impact of restructuring, impairment and other charges.

	JUNE 30,	JUNE 30,
Balance Sheet Data:	2004	2003
Cash and cash equivalents	$139,872	$79,558
Restricted cash	67,125	26,603
Accounts receivable, net	96,385	96,237
Insurance premiums and commissions receivable, net	87,154	87,535
Total assets	1,621,992	1,458,142
Insurance premiums and commissions payable	126,173	81,840
Short-term borrowings	66,000	172,000
Long-term debt	400,000	300,000
Stockholders’ equity	784,982	715,929

Other Financial Data:	THREE MONTHS ENDED		YEAR ENDED
	JUNE 30,		JUNE 30,
	2004	2003	2004	2003

Capital expenditures	$8,436	$9,285	$36,199	$43,106
Net cash provided by operating activities	$65,053	$52,728	$204,349	$171,240
Effective tax rate, excluding impact of restructuring, impairment and other charges	37.25%	34.65%	36.59%	36.68%